Exhibit 10.1

AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement (“Agreement”) effective as of January 1, 2011 (“Effective Date”) supersedes and replaces the Previous Agreement (as defined below), and is made by and between:

Trimeris, Inc., 2530 Meridian Parkway, 2nd floor, Durham, North Carolina 27713 (“Trimeris”) on the one hand, and

F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH-4070 Basel, Switzerland, and

Hoffmann-La Roche Inc., 340 Kingsland Street, Nutley, New Jersey 07110 on the other hand (collectively, “Roche”)

BACKGROUND

WHEREAS, Trimeris and Roche (collectively the “Parties”) have previously entered into (a) a Development and License Agreement (including its Appendices) dated as of the 1st day of July 1999, by and between Trimeris and Roche (“Development and License Agreement”), as amended by the Amendment to the Development and License Agreement (“DLA First Amendment”) executed July 12, 2004 and rescinded and voided ab initio on July 12, 2004 by the Rescission of the Amendment to the Development and License Agreement (“Rescission”) and the Letter of Amendment (“DLA Second Amendment”) effective September 20, 2005 (collectively, the Development and License Agreement, the DLA First Amendment and the DLA Second Amendment, the “DLA”) and (b) a Research Agreement dated

January 1, 2000, by and between Trimeris and Roche (“Research Agreement”), as amended by the First Amendment to the Research Agreement (“RA First Amendment”) effective as of November 13, 2003, the Second Amendment to the Research Agreement (“RA Second Amendment”) effective as of December 31, 2005, and the Third Amendment to the Research Agreement and Accord (“RA Third Amendment”) effective as of August 15, 2006 (collectively, the Research Agreement, the RA First Amendment, the RA Second Amendment and the RA Third Amendment, the “RA” and, together with the DLA, the “Previous Agreement”); and

WHEREAS, the Parties have entered into the Agreement Relevant to the Settlement and License Agreement dated as of the 23rd day of September 2010 (“Novartis Settlement”) and this Agreement does not alter the terms or conditions of the Novartis Settlement; and

WHEREAS, the Parties have reached resolution on all disputes relating to the Previous Agreement (“Disputes”); and

WHEREAS, the Parties want to settle these Disputes and enter into this Agreement to reflect the new understanding between Trimeris and Roche.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “Adjusted Gross Sales” shall mean the gross sales amount invoiced by Roche, its Affiliates, or sublicensees for the Product to non-Affiliated third party purchasers less, to the extent such amounts are included in the amount of gross sales invoiced and not otherwise recovered, deductions of returns (including withdrawals and recalls), rebates (price reductions, including Medicaid or performance based and similar types of rebates e.g., chargebacks or retroactive price reductions), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes directly linked to the gross sales amount as computed on a product-by-product basis in Roche’s sales statistics for the countries concerned.

1.2 “Affiliate” shall mean:

a) an organization fifty percent (50%) or more of the voting stock of which is owned and/or controlled directly or indirectly by a Party to this Agreement;

b) an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of a Party to this Agreement; or

c) an organization which is directly or indirectly under common control with a Party to this Agreement through common share holdings.

Anything to the contrary in this Section 1.2 notwithstanding, Chugai Pharmaceutical Co., Ltd., a Japanese corporation, (“Chugai”) shall not be deemed an Affiliate of Roche unless Roche provides written notice to Trimeris of its desire to include Chugai as an Affiliate.

1.3 “Claims” shall mean any and all claims, actions, causes of action, demands, suits, proceedings, administrative proceedings, losses, damages, costs, expenses, liabilities, charges, interest, penalties, fines and charges of whatever nature (including costs of collection, attorneys’ fees and other legal expenses, costs of enforcing indemnifications provisions, and expenses of investigation), whether known or unknown.

1.4 “Compound” shall mean all compounds covered by the Trimeris Patents listed in Appendix A including enfuvirtide which is the active ingredient in the Product sold under the brand name Fuzeon®.

1.5 “Dear Doctor Letter Sharing Payment” shall mean one hundred thousand US dollars ($100,000), payable by Trimeris to Roche pursuant to Section 7.1(a) of this Agreement, which Trimeris has agreed to pay as a contribution toward costs incurred by Roche in connection with a certain so-called “Dear Doctor Letter” issued by Roche with respect to the Product.

1.6 “Disputes” shall mean any and all disputes relating to the Previous Agreement or the activities conducted in connection with the Previous Agreement, whether or not resulting in Claims.

1.7 “DLA” shall have the meaning set forth in the recitals above.

1.8 “FDA” shall mean the Food and Drug Administration in the USA and equivalent governmental agencies outside the USA.

1.9 “Information” shall mean any and all materials, trade secrets or other information related to the making, having made, using, offering for sale, selling or importing Product (including, without limitation, Technical Information and business information or objectives) which is disclosed by one Party to the other Party, including any and all materials, trade secrets or other information related to the making, having made, using, offering for sale, selling or importing Product that was disclosed under the Previous Agreement.

1.10 “Joint Invention” shall mean any invention (whether or not patentable) resulting from activities arising under this Agreement or the Previous Agreement which was (a) conceived and reduced to practice by both Parties during the term of the Previous Agreement or during the Term or (b) conceived by both Parties during the term of the Previous Agreement or during the Term and reduced to practice, by either or both Parties, prior to twenty-four (24) months after the expiration or termination of this Agreement.

1.11 “Joint Patents” shall mean all Patents claiming Joint Inventions, and all Patents claiming Trimeris Inventions or Roche Inventions which relate to improvements or modifications of Compound the practice of which would infringe a Valid Claim of a Trimeris Patent.

1.12 “Launch of Product” shall mean, on a country-by-country basis, the first date on which a Product is or was shipped commercially by Roche to an independent third party in a country, after formal marketing approval in that country, including any required price approval, has been granted from the relevant authority in that country for that Product.

1.13 “NDA” shall mean a New Drug Application or Biological License Application filed with the FDA, or its foreign equivalent, for approval to market and sell a drug or biological.

1.14 “Net Sales” shall mean Adjusted Gross Sales less a lump sum deduction of five and one-half percent (5.5%) of Adjusted Gross Sales for those sales related deductions which are not accounted for on a product-by-product basis.

1.15 “Novartis Settlement” shall have the meaning set forth in the recitals above.

1.16 “Parties” shall mean Trimeris and Roche and “Party” shall mean Trimeris or Roche, as appropriate, as defined above.

1.17 “Past Settlement Amount” shall mean five million US dollars ($5,000,000), payable by Roche to Trimeris pursuant to Section 7.1(a) of this Agreement, which is in full satisfaction and accord of all amounts due, payable or owing from Roche to Trimeris with respect to resolving any and all Disputes and Claims in connection with the Previous Agreement.

1.18 “Patents” shall mean:

(a) patents and the patent applications relating to the subject matter of this Agreement, including

(b) all patents arising from said applications and all patents and patent applications based upon or claiming the priority date(s) of any of the foregoing;

(c) any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examinations of such applications or patents;

(d) any confirmation, importation and registration patents thereof or therefore; and

(e) any extensions and renewals of all such patents and patent applications in whatever legal form and by whatever legal title they are granted (e.g. supplementary protection certificates).

1.19 “Previous Agreement” shall have the meaning set forth in the recitals above.

1.20 “Previous Agreement Effective Date” shall mean July 1, 1999.

1.21 “Product” shall mean any pharmaceutical product which contains at least one Compound, including the Product sold under the brand name Fuzeon®.

1.22 “Roche Invention” means any invention (whether or not patentable) relating to the subject matter of this Agreement which is (a) conceived and reduced to practice during the term of the Previous Agreement or during the Term solely by a person or persons contractually required to transfer (such as by assignment or license) patent rights relating to such inventions to Roche or its Affiliates or (b) conceived during the term of the Previous Agreement or during the Term and reduced to practice prior to 24 months after the expiration or termination of this Agreement solely by a person or persons contractually required to transfer (such as by assignment or license) patent rights relating to such inventions to Roche or its Affiliates.

1.23 “Technical Information” shall mean any and all technical data, information, materials including samples of Product, chemical manufacturing data, toxicological data and pharmacological data, clinical data, medical uses, formulations, specifications, quality control testing data, and all submissions and correspondence to and from the FDA with regard to Product made by or on behalf of Trimeris or its Affiliates, which is reasonably useful to enable Roche to make, have made, use, offer for sale, sell or import Product.

1.24	“Term” shall mean the time period set forth in Section 10.1 of this Agreement.

1.25 “Trimeris Invention” means any invention (whether or not patentable) relating to the subject matter of this Agreement which is (a) conceived and reduced to practice during the term of the Previous Agreement or during the Term solely by a person or persons contractually required to transfer (such as by assignment or license) patent rights relating to such inventions to Trimeris or its Affiliates or (b) conceived during the term of the Previous Agreement or during the Term and reduced to practice prior to twenty-four (24) months after the expiration or termination of this Agreement solely by a person or persons contractually required to transfer (such as by assignment or license) patent rights relating to such inventions to Trimeris or its Affiliates.

1.26 “Trimeris Know-how” shall mean all know-how (including Technical Information) owned by or licensed (with the right to grant sublicenses) to Trimeris on the Effective Date or at any time during the term of the Previous Agreement or during the Term, relating to the making, having made, using, offering for sale, selling and importing of a Compound and a Product.

1.27 “Trimeris Patents” shall mean (a) all Patents owned by or licensed (with the right to grant sublicenses) to Trimeris as of the Previous Agreement Effective Date. Such Trimeris Patents include all those patents and patent applications as set forth in Appendix A; and (b) all Patents acquired by Trimeris after the Previous Agreement Effective Date which Trimeris, in its sole discretion, and subject to Roche’s agreement, chooses to include within the scope of this Agreement. Trimeris, from time to time, but not less than once a year during the Term of this Agreement shall, if there are any changes, update Appendix A and provide the updated Appendix A to Roche.

1.28 “Trimeris Proprietary Rights” shall mean (i) the Trimeris Patents and (ii) the Trimeris Know-how.

1.29 “Valid Claim” means a claim in any unexpired and issued patent or patent application of Trimeris Patents that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction, and which claim, if issued, is otherwise enforceable.

2.	SETTLEMENT OF PAST DISPUTES

2.1 The Parties hereby rescind the Previous Agreement as of the Effective Date.

2.2 No payments are due, owing or payable by Roche to Trimeris or by Trimeris to Roche under the Previous Agreement. For the avoidance of doubt, royalties shall be payable under, and subject to the terms of, this Agreement on worldwide Net Sales occurring from and after January 1, 2011.

2.3 Trimeris, acting on behalf of itself and its predecessors, successors, assigns, and Affiliates (Trimeris and its predecessors, successors, assigns, and Affiliates collectively the “Trimeris Releasors”), does hereby now and shall forever release and discharge Roche, their predecessors, successors, assigns and Affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, representatives, distributors, resellers, licensees, and direct or indirect customers (collectively and individually, “Roche Releasees”), from and against any and all Claims relating to the Prior Agreement or the activities conducted in connection with the Prior Agreement arising before the Effective Date other than third party claims that are subject to Roche’s indemnification obligations under the Prior Agreement, as to which Roche shall remain obligated to indemnify, defend and hold harmless the Trimeris indemnified parties in accordance with the indemnification provisions of the Prior Agreement.

2.4 Roche, acting on behalf of itself and its respective predecessors, successors, assigns, and Affiliates (Roche and its predecessors, successors, assigns, and Affiliates collectively the “Roche Releasors”), does hereby now and shall forever release and discharge Trimeris, and each of its respective predecessors, successors, assigns and Affiliates, and each of its respective current and former officers, directors, employees, agents, attorneys, and representatives, distributors, resellers, licensees, and direct or indirect customers (collectively and individually “Trimeris Releasees”), from and against any and all Claims relating to the Prior Agreement or the activities conducted in connection with the Prior Agreement arising before the Effective Date, as to which Trimeris shall remain obligated to indemnify, defend and hold harmless the Roche indemnified parties in accordance with the indemnification provisions of the Prior Agreement.

2.5 Neither any Trimeris Releasor nor any Roche Releasor shall now or at any time in the future initiate any arbitration, lawsuit or other proceeding asserting (or otherwise assert, directly or through any third party) any Claim released pursuant to Sections 2.3 or 2.4 of this Agreement. For the avoidance of doubt, nothing herein shall be construed to release Roche from its obligation to pay the Past Settlement Amount in accordance with Section 7.1(a) or royalties in accordance with Section 7.1(b) or to release Trimeris from its obligation to pay the Dear Doctor Letter Sharing Payment in accordance with Section 7.1(a). If any Trimeris Releasor breaches any obligation set forth in Section 2.3, then the Trimeris Releasor shall indemnify each Roche Releasee, and defend and hold each such Roche Releasee harmless, from and against Claims arising out of or related to such breach. If any Roche Releasor breaches any obligation set forth in Section 2.4, then the Roche Releasor shall indemnify each Trimeris Releasee, and defend and hold each such Trimeris Releasee harmless, from and against any Claims arising out of or related to such breach. This Section 2.5 will be fully enforceable in every respect, at law or in equity, by any non-Party Trimeris Releasee or non-Party Roche Releasee as an intended third party beneficiary hereunder.

2.6 The Parties acknowledge that there is risk that after the Effective Date, they will discover, incur or suffer Claims that are related to, or arise from facts connected with, the matters released under Sections 2.3 and 2.4 above, and arose in any way, in whole or in part, before the Effective Date, and that were unknown or unanticipated as of the Effective Date (collectively, the “Unknown Claims”). Nonetheless, to the extent that a Party or any of its Affiliates is located or has operations in California, to the full extent permitted by applicable law, each of Party hereby waives, relinquishes and discharges any and all Unknown Claims, and waives, relinquishes and discharges any and all rights it may have with respect to any Unknown Claims, including any rights provided by California Civil Code § 1542 (and similar provisions in other jurisdictions), which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

2.7 Neither Party shall be permitted to audit any records for periods prior to the Effective Date.

2.8 This Agreement shall in no way affect the Novartis Settlement.

2.9 The Parties acknowledge that as of the Effective Date, all payments due, owing or payable under the Prior Agreement shall be considered fully paid up. Neither Party shall owe any compensation or other consideration (including but not limited to profit or loss, royalties, development event payments, marketing, COGS, sales milestones, negative cost variances, idle capacity charges, manufacturing costs, pre-launch inventory carrying costs, capital contributions, write-offs, equipment value, cost variances, and other milestones), to the other Party based on any activity conducted under the Previous Agreement up to and including the Effective Date.

2.10 Subject to the provisions of Article 10, nothing contained herein shall impact the ownership of the NDA for Product being owned by Roche or its Affiliates, and all data generated in the development of Product shall continue to be jointly owned by Roche and Trimeris and shall not be provided to any third party without the consent of both Parties. Notwithstanding the above, Roche shall have the right to provide to a third party manufacturer whatever information and data is necessary to enable such third party manufacturer to manufacture and supply Product.

3.	GRANT OF RIGHTS

3.1 License Grant. Trimeris grants Roche a worldwide, sole and exclusive right and license, with the right to sublicense (except as set forth in Section 3.2), to make and have made, use, offer for sale, import and sell Compounds and Products under the Trimeris Proprietary Rights and Trimeris’ part of the Joint Patents.

The sole and exclusive license with regard to a Product hereunder shall become non-exclusive on a country-by-country basis at the later of (i) the expiry of the last Valid Claim of Trimeris Patents in such country or (ii) twelve (12) years after the Launch of Product in such country. For the purpose of this Section 3.1 the European Union shall be considered as one country.

Notwithstanding the foregoing, Trimeris shall have the right to grant licenses to third parties for Compounds and Products other than the Compound enfuvirtide and the Product sold under the brand name Fuzeon® in indications other than the treatment of HIV. In the event that Trimeris has granted such license(s) at the time that when such Compound(s) or Product(s) start to be developed by Roche, the rights and licenses to Roche under this Agreement with regard to such Compound(s) and Product(s) shall be limited to a field consisting of the treatment of HIV.

3.2 Sublicenses. Roche shall have the right to sublicense the rights granted under Section 3.1 above to any given third party.

If Roche grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Roche for all purposes. Roche assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to Trimeris for all payments due under this Agreement by reason of the operation of any such sublicenses.

4.	DILIGENCE AND DATA OWNERSHIP

4.1. Due Diligence. Roche shall use best efforts consistent with prudent business practices to maintain necessary governmental approval to market the Product sold under the brand name Fuzeon®. “Best efforts” with regard to Roche under this Section 4.1 shall mean the standard of effort consistent with the efforts major pharmaceutical companies devote to significant specialty products of similar market potential derived from internal research programs.

4.2 NDA. The NDA for Product shall be owned by Roche or its Affiliates.

4.3 Data. All data generated on account of the development program under the Previous Agreement shall be owned jointly by Roche and Trimeris and shall not be provided to any third party without the consent of both Parties.

5.	SUPPLY AND MANUFACTURING

Roche shall be fully responsible for all supply and manufacturing of Product. Trimeris shall have no say with regard to Roche’s supply and manufacturing efforts. Trimeris shall have no say with regard to Roche’s handling, maintenance or divestiture of its Boulder, Colorado manufacturing facility, and Trimeris has no financial or decision making rights with regard to such manufacturing facility.

6.	COMMERCIALIZATION

6.1 Due Diligence. Roche shall use best efforts consistent with prudent business practices to market and sell Product sold under the brand name Fuzeon® in the top eight (8) major countries of the world as determined by market size for HIV and

AIDS drugs. Best efforts for Roche under this Section 6.1 shall mean the standard of effort consistent with the efforts major pharmaceutical companies devote to specialty products of similar market potential and lifecycle phase.

6.2 Trademarks. Roche shall own the trademarks for a given Product and Roche shall bear the cost of obtaining and maintaining such trademarks.

6.3 Use of the Trimeris Name. The packaging and promotional materials for the Products marketed by Roche and/or Roche’s sublicensees shall identify Trimeris as licensor. If only one name is allowed to be in any specific item of packaging or promotional material pursuant to governmental laws or regulations, then Roche may use its name alone on such item, without identifying Trimeris as licensor.

6.4 Reports; Notice of Material Changes; Inquiries. In addition to the Net Sales reports provided by Roche to Trimeris pursuant to Section 7.1(d), Roche shall provide Trimeris with a reasonable written summary of Roche’s efforts to market and sell the Product worldwide within forty-five (45) days after the end of each calendar year. Roche shall also make good faith efforts to promptly (and, if practicable under the circumstances, in advance) notify Trimeris of any material changes to Roche’s marketing and sales of the Product. On a quarterly basis, within thirty (30) days after Roche provides each quarterly royalty report for the prior calendar quarter to Trimeris as required under Section 7.1(d), Roche and Trimeris shall conduct a telephone conference in which, among other representatives that the Parties may elect to have participate, the applicable Roche marketing representatives, the applicable Roche Alliance Director and the applicable Roche Finance Director shall participate for Roche and the Chief Executive Officer of Trimeris shall participate for Trimeris, in order to provide Trimeris with an opportunity to discuss with Roche questions and concerns that Trimeris may have regarding Roche’s marketing and sales of the Product and Roche shall make good faith efforts to provide reasonable responses to queries presented by Trimeris during such calls, including without limitation such queries that Trimeris may present with respect to information underlying Roche’s royalty reports and calculation of Net Sales.

7.	CONSIDERATION

7.1 Payments

(a) Past Settlement Amount; Dear Doctor Letter Sharing Payment. Within ten (10) days after the signing of this Agreement by both Parties, Roche shall pay to Trimeris the Past Settlement Amount and Trimeris shall pay to Roche the Dear Doctor Letter Sharing Payment. Trimeris’ payment of the Dear Doctor Letter Sharing Payment shall be made by an offset to be taken by Roche against Roche’s payment of the Past Settlement Amount (i.e., Roche shall pay to Trimeris a net payment of $4,900,000, and upon such payment by Roche, Roche’s obligation to pay the Past Settlement Amount and Trimeris’ obligation to pay the Dear Doctor Letter Sharing Payment shall be satisfied).

(b) Royalties for Product. For sales of Product beginning on the Effective Date, Roche shall pay to Trimeris a royalty equal to sixteen percent (16%) of worldwide Net Sales of Product.

(c) Duration. The royalty obligation under Section 7.1(b) shall, on a country-by-country basis continue for the longer of (i) twelve (12) years from Launch of Product in that country or (ii) the date of the last to expire Valid Claim of the Trimeris Patents which, but for this Agreement, would be infringed by Roche’s making, having made, using, importing, offering for sale or selling Product in that country.

(d) Report. Within forty-five (45) days after the end of each calendar quarter, Roche shall provide Trimeris with a report of Net Sales of Product sold on a country-by-country basis by Roche for that calendar quarter, and compute the amount of royalties owed by Roche to Trimeris under this Section 7.1. Payment of such royalties shall be made within sixty (60) days after the end of each calendar quarter.

7.2 Withholding Tax. All payments under Section 7.1 shall be made in full without deduction of taxes, charges or any other duties that may be imposed, provided, however, that Roche shall to the extent required under the tax law of a given country, withhold withholding taxes from any such sum and forthwith upon paying such sum to the given country’s tax authorities promptly furnish Trimeris with the receipt thereof in respect of the same. The Parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist Trimeris in obtaining any refunds for Trimeris of amounts withheld and paid to tax authorities.

7.3 Third Party Payments. If Roche, in good faith, pays consideration under patent rights or know-how owned or controlled by a non-Affiliate third party, which in Roche’s opinion, is reasonably required to allow Roche to make, have made, use, import, offer for sale or sell Product in a given country, Roche may deduct fifty percent (50%) of such consideration from the royalty payments by Roche to Trimeris under this Agreement. For the avoidance of doubt and subject to the foregoing limitation, Roche may deduct fifty percent (50%) of payments to Novartis under the terms of the Novartis Settlement.

Other than payments to Novartis under the terms of the Novartis Settlement, Trimeris shall be solely responsible for all royalties and other payments that may be due or payable by Trimeris under agreements between Trimeris and third parties, during the Term, including any payments that may become due under agreements entered into by Trimeris subsequent to the Effective Date. Subject to the provisions of Section 9.4, Roche shall reimburse Trimeris for such payments made by Trimeris which are reasonably required to make, have made, use import, offer for sale or sell Product in a given country, provided that Roche may deduct fifty percent (50%) of such reimbursement from the royalty payable by Roche to Trimeris under this Agreement.

However, in no event shall any such royalty payment to Trimeris be reduced by more than fifty percent (50%) in aggregate in any quarter as a result of all reductions pursuant to this Section 7.3, with any amounts not utilized as a result of such limitation being carried forward to future reporting periods.

7.4 Royalties Due Once. Sales of Product between and among Roche, its Affiliates and its sublicensees shall not be subject to a royalty. The obligation to pay royalties to Trimeris under this Agreement is imposed only once with respect to the same unit of Product.

7.5 Combination Products. For any product containing both a pharmaceutically active agent which causes it to be considered a Product and one or more other pharmaceutically active agents which are not Products (“Combination Product”), the Parties shall in good faith negotiate and agree to an appropriate adjustment to the Net Sales to reflect the relative contribution of each Product and each other pharmaceutically active agent which is not a Product to the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the Parties cannot agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Compounds contained in the Combination Product and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product.

7.6 Currency Conversion. When calculating the Net Sales for countries other than the United States of America, Roche shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs as computed in Roche’s central Swiss Francs Sales Statistics for the countries concerned, using the internal foreign currency translation Roche’s then current standard practices actually used on a consistent basis in preparing its audited financial statements. After converting the amount of Net Sales into Swiss Francs, Roche shall convert the amount into US Dollars, using the year to date average exchange rate for the applicable royalty period in accordance with Roche’s then current standard practices.

7.7 Blocked Country. If at any time a Product is sold in a country in which conditions or legal restrictions exist which prohibit remittance of USD or Swiss Francs (“Blocked Country”) the following provisions shall apply to the payment of the corresponding royalty, depending on where the Product is made:

(a) If such Product is made in the same or another Blocked Country, Roche shall make such royalty payment by depositing the amount thereof in the currency of the country of sale or manufacture, at Trimeris’ election, to Trimeris’ account in a bank designated by Trimeris in such country.

(b) If such Product is made in a country which is not a Blocked Country, then a “number” shall be obtained by multiplying the applicable royalty rate by the price at which the Product is sold to the entity selling in the Blocked Country. Roche or its Affiliate (i) shall pay that “number” to Trimeris as converted to USD in accordance with Section 7.6, and (ii) shall deposit the excess of the applicable royalty over the “number”, in the currency of the country of sale of the Product, to Trimeris’ account in a bank designated by Trimeris in such Blocked Country.

7.8 Audit. Roche shall keep, and shall require its Affiliates and sublicensees to keep, accurate and correct records of Products sold under this Agreement after the Effective Date appropriate to determine the amounts due hereunder to Trimeris. Such records shall be retained for at least three (3) years following the end of the calendar year to which such records pertain.

At Trimeris’ request, Roche will cause its independent certified public accountants to prepare abstracts of Roche’s relevant business records for review by Trimeris. If, based upon a review of such abstracts, Trimeris reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, Trimeris shall have the right to engage Roche’s independent public accountant to perform, on behalf of Trimeris, an audit of all work papers and supporting documents pertinent to such abstracts.

The audit rights under this Agreement may be exercised by Trimeris (i) no more often than once per calendar year, (ii) not more frequently than once with respect to records covering any specific period of time, and (iii) no later than three (3) years after the end of the payment period to which such records relate, provided that once Trimeris requests an abstract of Roche’s relevant business records, such three (3) year period shall be tolled during the period that it takes for Roche’s independent certified public accountants to prepare such abstracts and the date of Trimeris’ notice to Roche of Trimeris’ exercise of such audit rights shall be deemed to be the date of exercise by Trimeris. The audit shall be performed upon no less than thirty (30) days prior written notice to Roche, during Roche’s normal business hours. The terms of this Section 7.8 shall survive the Term for a period of three (3) years.

Trimeris will bear the full cost of any such abstracts or audit unless such audit discloses an underpayment to Trimeris of more than five percent (5%) from the amounts paid. Roche shall promptly (i) pay any underpayment due to Trimeris and, (ii) if the underpayment is more than five percent (5%) of the amount paid, Roche shall bear the full reasonable cost of such audit. Any overpayment by Roche shall be deducted from the next payment due Trimeris under Section 7 of this Agreement or, if no such further payments are due, promptly reimbursed to Roche by Trimeris.

7.9 Mechanism for Adjustment. Should any amount such as reductions, credits or deductions otherwise allowable to Roche for a country under this Agreement not be utilized by Roche upon the termination of this Agreement, then Trimeris shall promptly reimburse Roche for the allowable amount.

8.	INFORMATION

8.1 Exchange. Following the Effective Date, Trimeris shall make available to Roche all Trimeris Proprietary Rights which have not been disclosed to Roche until the Effective Date.

During the Term, the Parties will, free of charge, exchange and, to this end, the Parties shall establish a mechanism by which the Parties will share, Information necessary for the Parties to meet their obligations under this Agreement.

In particular, a Party shall, to the extent it is legally permitted to do so, exchange all information coming into its possession or control, or its representatives or Affiliates possession or control, relating to formulation, manufacture, improvement, use and sale of Product, including any such information consisting of technical, pharmacological, preclinical, clinical, biochemical, toxicological and pharmacokinetic experimental data and results related to Product. Each Party shall also permit a reasonable number of representatives of the other Party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with the Party or its Affiliate’s scientists and/or clinicians supervising or conducting research related to Product, the results of studies and/or submissions to governmental agencies concerning Products, at mutually agreeable times and locations. Each Party shall also permit a reasonable number of representatives of the other Party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with its or its Affiliate’s scientists supervising or conducting manufacture of Product or third party scientists supervising or conducting manufacture on behalf of it, at mutually agreeable times and locations.

8.2 Information. During the Term and for five (5) years after termination, a Receiving Party shall a) treat Information provided by a Disclosing Party as it would treat its own information of a similar nature and take all reasonable precautions not to disclose such Information to third parties except Affiliates or actual or potential sublicensees who agree to be bound by the same terms and conditions as found in this Article 8, without the other Party’s prior written authorization and b) not use such Information for other than the purposes of fulfilling its obligations under this Agreement.

The provisions of this Section 8.2 shall not apply to such Information which:

(a) was known or used by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates; or

(b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a third party rightfully in possession of such information; or

(c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

(d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any such information of the Disclosing Party or its Affiliates; or

(e) is required to be disclosed by the Receiving Party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party or its Affiliates provides prior written notice of such disclosure to the Disclosing Party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

8.3 Publications. During the Term of the Agreement, the following restrictions shall apply with respect to disclosure by any Party of Information in any publication or presentation (collectively “Publications”):

(a) A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed Publication at least forty-five (45) days or less if agreed by both Parties prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and

(b) If such other Party notifies (“Notice”) the Publishing Party in writing, within forty-five (45) days of receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on the Invention, and in no event less than one hundred and eighty (180) days from the date of Notice. In the event the Parties do not agree as to whether such Publication (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, or (ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other Party to the Publishing Party, either Party may submit the matter to arbitration generally in accordance with the procedures set forth in Article 12 of this Agreement.

8.4 Exceptions. The restrictions set forth in this Article 8 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to the making, having made, using, offering for sale, selling or importing of Product, (ii) disclosing Information provided by the Disclosing Party to persons working on behalf of the Receiving Party or to governmental agencies, to the extent the Receiving Party reasonably believes is required or desirable to secure any government approval for the development, manufacture, marketing or sale of Product, or (iii) upon imminent approval or actual approval for Regulatory Approval by a governmental agency in a country of a drug application on Product, disclosing Information to the extent reasonably necessary to promote the use and sale of Product in the country.

8.5 Adverse Events. Roche shall be responsible for reporting to the appropriate regulatory authorities all adverse events related to the use of the Products worldwide. Adverse events related to the use of the Products worldwide shall be recorded in Roche’s standard database.

9.	PATENTS

9.1 Ownership of Technology.

(a) Trimeris Proprietary Rights. Subject to Section 9.1(b), ownership of Trimeris Proprietary Rights and other intellectual property owned or controlled by Trimeris shall remain vested at all times in Trimeris.

(b) Joint Patents. Ownership of Joint Patents shall be vested jointly in Trimeris and Roche.

9.2. Patent Filing, Prosecution and Maintenance.

(a) Trimeris Patents. Subject to Section 9.2(b) and the further provisions of this Section 9.2(a), Trimeris agrees to (i) prepare, file, prosecute and maintain all Trimeris Patents in such countries as may be determined by the Parties, (ii) consult with Roche as to the preparing, filing, prosecuting and maintaining of such patent applications and patents, and (iii) furnish to Roche copies of all significant documents relevant to any such preparation, filing, prosecution or maintenance. Trimeris shall furnish such documents and consult with Roche in sufficient time before any action by Trimeris is due to allow Roche to provide comments thereon, which comments Trimeris shall consider. Trimeris shall bear all costs and expenses for preparing, filing, prosecuting and maintaining such patents and patent applications. Roche shall cooperate, in all reasonable ways and at Trimeris’ cost, in connection with the preparing, filing, prosecuting and maintaining Trimeris Patents, each Party to absorb its own expenses related thereto. Should Trimeris decide that it does not desire to file, maintain or prosecute any Trimeris Patent in one or more countries, it shall promptly advise Roche thereof and, at the request of Roche, Trimeris shall (i) in the case of Trimeris Patents which are owned by Trimeris, assign to Roche its rights in and to such patent or patent application in such country or countries, or (ii) in the case of Trimeris Patents which are licensed, provide Roche with such rights to prosecute and maintain such patent or patent application as may be permitted, and Roche will thereafter file, prosecute and/or maintain the same at Roche’s own cost, to the extent that Roche desires to do so.

(b) Joint Invention, Trimeris Inventions and Roche Inventions. As soon as a Party concludes that it wishes to file a patent application claiming a Joint Invention, Trimeris Invention and Roche Invention, it shall immediately inform the other Party. The Party also will provide the other Party with the determination of inventors and a copy of a draft specification, if any, and the scope of claims as early as possible. Unless otherwise agreed, Roche agrees to (i) prepare, file, prosecute and maintain such priority patent application, corresponding foreign patents, and resulting patents, (ii) consult with Trimeris as to the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents, and (iii) furnish Trimeris with copies of all documents relevant to any such preparation, filing, prosecution or maintenance. Unless agreed otherwise, the filing Party shall furnish such documents and consult with the other Party in sufficient time before any action by the filing Party is due to allow the other Party to provide comments thereon, which comments the filing Party shall consider. All external costs and expenses for preparing, filing, prosecuting and maintaining such patent applications and resulting patents shall be borne by Roche. Each Party shall bear its own internal costs. On request of the Party performing the filing, the other Party will cooperate, in all reasonable ways, in connection with the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents. Should the filing Party decide that it does not desire to file, maintain or prosecute a patent or patent application claiming a Joint Invention, Trimeris Invention or Roche Invention in one or more countries, it shall promptly advise the other Party thereof and, at the request of the other Party, the filing Party shall assign to the other Party its rights in and to such patent or patent application in such country or countries, and the other Party will thereafter file, prosecute and/or maintain the same at the other Party’s own cost, to the extent that the other Party desires to do so.

9.3 Infringement by Third Parties.

(a) Notification. Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Trimeris Patents and Joint Patents, of which it becomes aware.

(b) Trimeris Patents. Trimeris shall have the right, but not the obligation, to bring, at Trimeris’ expense and in its sole control, an appropriate action against any person or entity infringing a Trimeris Patent directly or contributorily. If Trimeris does not bring such action within ninety (90) days (twenty (20) days in the case of an action brought under the Hatch-Waxman Act (or any foreign equivalent)) of notification thereof to or by Roche, Roche shall have the right, but not the obligation, to bring at Roche’s expense and in its sole control, such appropriate action. The Party not bringing an action under this paragraph (b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate fully with the Party bringing such action.

(c) Joint Patents. With respect to third party infringement of Joint Patents, the Parties shall confer and take such action, and allocate expenses and recoveries in such manner, as they may agree. In the absence of agreement within ninety (90) days of notification thereof, Roche shall have the right, but not the obligation, to bring, at Roche’s expense and in its sole control, an appropriate action against any person or entity infringing a Joint Patent directly or contributorily. Trimeris shall have the right to be fully informed regarding any litigation brought thereunder by Roche, including the status of any settlement activity. Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the United States of America, then such Party shall immediately provide the other Party with a copy of such certification. Trimeris shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to Roche (“H-W Suit Notice”) whether Trimeris will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without Trimeris bringing suit or providing such H-W Suit Notice, then Roche shall be free to immediately bring suit in its name.

(d) Costs and Awards. The Party which is not in control of any action brought pursuant to Section 9.3(b) or (c) may elect to contribute fifty percent (50%) of the costs of litigation against such third party infringer, by providing written notice to the controlling Party within ninety (90) days after such action is first brought. If the non-controlling Party elects to bear fifty percent (50%) of such litigation costs, it shall receive fifty percent (50%) of any damage award or settlement resulting from such action. If the non-controlling Party does not elect to share such litigation costs, it shall not participate in any damage award or settlement resulting from such action.

(e) Settlement; Allocation of Proceeds. Neither Party shall settle a claim brought under this Section 9.3 without the consent of the other Party. In the event of any recovery of monetary damages from the third party, whether such damages result from the infringement of Trimeris Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in the litigation under this Section 9.3 (including, for the purpose, a reasonable allocation of internal counsel and other expenses), and thereafter as provided in Section 9.3(d). If the amount recovered from the third party is less than the aggregate expenses of the Parties incurred in connection with such litigation, the recovery shall be shared pro rata between Trimeris and Roche in proportion to their respective expenses.

9.4 Infringement of Third Party Rights. In the event that a third party at any time provides notice to, or commences an action, suit or proceeding against, a Party or such Party’s Affiliates, sublicensees or distributors, claiming infringement of the third party’s patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the making, having made, using, offering for sale, selling or importing of a Product, such Party shall promptly notify the other Party. Neither Party may settle such claim or action without the consent of the other Party. The Parties shall also discuss how the expenses and any recoveries from such action should be treated. If the Parties do not reach agreement, Roche shall make the final decision at its own discretion and expenses.

10.	TERM AND TERMINATION

10.1 Term. The Term shall commence on the Effective Date and, unless sooner terminated as provided in this Article, expire on a country-by country basis on the expiration of Roche’s payment obligations set forth in Section 7.1.

After expiration, Roche shall have a fully paid up non-exclusive license under Trimeris Proprietary Rights, on a country-by-country basis.

10.2 Termination. Roche shall have the right to terminate this Agreement on a country-by-country basis and on a Product-by-Product basis by providing Trimeris with the following prior written notice:

(a) If Roche has launched Product in the given country, one (1) year’s notice period; or

(b) If Roche has not launched Product in the given country, one hundred eighty days’ (180) notice period.

Termination shall be effective at the end of the applicable notice period.

10.3 Material Breach. In the event of a material breach of this Agreement by either Party, the non-breaching Party shall have the right to terminate this Agreement by providing written notice of such breach to the breaching Party, specifying the nature of such breach (“Breach Notice”). The non-breaching Party shall thereupon have the right to terminate this Agreement immediately upon written notice if the breaching Party fails to cure such breach within sixty (60) days after receipt of the Breach Notice.

10.4 Effect of Termination.

(a) By Roche Without Cause. Termination of this Agreement by Roche under Section 10.2 shall not relieve either Party of the performance of any obligations incurred or payments due prior to the effective date of termination.

In the event of termination of this Agreement by Roche under Section 10.2, with regard to such country or Product (i) all licenses granted by Trimeris to Roche shall terminate, (ii) at the request of Trimeris, Roche shall assign to Trimeris all regulatory filings, regulatory approvals and clinical data owned and controlled by Roche relating to Products, or, if such assignment is not legally permissible, grant Trimeris the right to access, use and cross reference such filings, approval and data, and (iii) Roche shall, at its discretion, assign to Trimeris all rights in or grant to Trimeris an exclusive license to the trademarks referred to in Section 6.2.

(b) By Either Party for Cause. Termination of this Agreement by either Party under Section 10.3 shall (i) not relieve either Party of the performance of any obligations incurred or payments due prior to the date of breach, and (ii) be without prejudice to any remedy that any Party may have in addition to those rights as provided under this Agreement.

(c) By Roche for Cause. In the event of termination of the Agreement by Roche under Section 10.3, the rights and licenses granted by Trimeris to Roche under this Agreement shall, at Roche’s option, remain in effect. If Roche chooses for such rights and licenses to remain in effect, Roche’s payment obligations under Article 7 shall continue; provided, however, that the amounts of such payments shall be decreased to reflect the following factors: the nature of Trimeris’ breach, the damage to Roche caused thereby, and the relative contributions of the Parties to the development of Product. Such amounts shall be determined by the mutual agreement of the Parties after good faith negotiations; provided, however, that if the Parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 12 of this Agreement, and the arbitrator shall base his/her decision on the above factors.

(d) By Trimeris For Cause. In the event of termination of this Agreement by Trimeris under Section 10.3, (i) all licenses granted by Trimeris to Roche shall terminate, (ii) at the request of Trimeris, Roche shall assign to Trimeris all regulatory filings, regulatory approvals and clinical data owned and controlled by Roche relating to Products, or, if such assignment is not legally permissible, grant Trimeris the right to access, use and cross reference such filings, approval and data, and (iii) Roche shall assign to Trimeris all rights in the trademarks referred to in Section 6.2.

10.5 Return of Product to Trimeris. In the event that Trimeris requests the assignment of any regulatory filings, regulatory approvals or clinical data pursuant to subsection 10.4(d) (but, for the avoidance of doubt, not in the event that Trimeris requests the assignment of regulatory filings, regulatory approvals or clinical data pursuant to subsection 10.4(a)), then Trimeris shall pay Roche a royalty upon sales of Product reasonably related to such assigned filings, approvals or data; provided that, this Section 10.5 shall not apply (i.e., no royalty shall be payable by Trimeris to Roche following termination, whether based on assigned regulatory filings, regulatory approvals or clinical data or otherwise) in the event that Trimeris terminates this Agreement pursuant to Section 10.3 based on Roche’s deliberate breach of its obligations under Section 6.1 with respect to four (4) or more of the top eight (8) major countries of the world as determined by market size for HIV and AIDS drugs. The amount of such royalty shall be determined by mutual agreement of the parties after good faith negotiation; provided, however, that if the parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 12 of this Agreement, and the arbitrator shall base his/her decision on the following factors: (i) the value of the assigned filings, approvals and/or data as related to the commercialization of Product; (ii) the relative contributions of the parties to the development of Product.

10.6 Survival. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to audit under Section 7.8 and Information under Article 8, payment obligations that have accrued hereunder prior to the time of such termination, as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

11.	WARRANTIES AND INDEMNITIES

11.1 Trimeris Warranties.

(a) Trimeris warrants and represents that, as of the date Trimeris signs this Agreement and to the best of its knowledge, it has the entire right, title and interest to make, have made, use, offer for sale, sell and import the Compound enfuvirtide and/or the Product sold under the brand name Fuzeon®; and that it has no knowledge of the existence of any patent or patent application other than the patents involved in the Novartis Settlement owned or controlled by anyone other than Trimeris which could be asserted to claim the Compound enfuvirtide and/or the Product sold under the brand name Fuzeon® and/or could be asserted to prevent Trimeris or Roche from importing, making, having made, using, offering to sell, or selling such Compound and/or such Product.

(b) Trimeris warrants and represents that it has identified on Appendix A all of the patents or patent applications that, as of the date Trimeris signs this Agreement, it owns or licenses which, in its reasonable opinion, would preclude Roche from making, having made, using, offering for sale, selling or importing Product sold under the brand name Fuzeon® for any use.

11.2 Warranties of Both Parties. The Parties each make the representations and warranties set forth in this Article 11. In making the representations and warranties that apply to any or all Parties, each Party is making such representations and warranties as to itself and is not making such representations and warranties jointly with any other Party.

a. Each Party represents and warrants that (i) it has the full legal right and power to enter into, and perform the transactions contemplated by, this Agreement, without need for any consent, approval, authorization, license or order of, or notice to or filing with, any other Person; (ii) the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary managing and governing bodies of such Party, including approval of this Agreement by the Board of Directors and stockholders of such Party or the trustees of the Party, if required; (iii) this Agreement evidences the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms; and (iv) this Agreement has been duly executed and delivered by such Party.

b. Each Party represents and warrants that as of the Effective Date it has not filed (or caused to be filed through a third party) any legal or administrative proceeding of any kind or nature anywhere in the world relating to the Previous Agreement.

c. Each Party represents and warrants that it has received or had the opportunity to obtain independent legal advice from such Party’s attorneys with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

11.3 DISCLAIMER. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. TRIMERIS AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS. IN NO EVENT SHALL EITHER TRIMERIS OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

11.4 Indemnification by Roche. Roche agrees to defend, indemnify and hold Trimeris and its directors, officers, employees and agents (the “Trimeris indemnified parties”) harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by Roche, its Affiliates, its sublicensees, its distributors, or representatives, except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of Trimeris. In the event of any such claim against the Trimeris indemnified parties by a third party, Trimeris shall promptly notify Roche in writing of the claim and Roche shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement. The Trimeris indemnified parties shall cooperate with Roche and may, at their option and expense, be represented in any such action or proceeding. Roche shall not be liable for any litigation costs or expenses incurred by the Trimeris indemnified parties without Roche’s written authorization. Roche shall not settle any such claim against Trimeris unless such settlement fully and unconditionally releases Trimeris from all liability relating thereto, unless Trimeris otherwise agrees in writing.

11.5 Indemnification by Trimeris. Trimeris agrees to defend, indemnify and hold Roche and its directors, officers, employees and agents (the “Roche indemnified parties”) harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by Trimeris, its Affiliates, licensees (other than Roche), distributors, or representatives (if applicable), except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of Roche. In the event of any such claim against the Roche indemnified parties by a third party, Roche shall promptly notify Trimeris in writing of the claim and Trimeris shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement. The Roche indemnified parties shall cooperate with Trimeris and may, at their option and expense, be represented in any such action or proceeding. Trimeris shall not be liable for any litigation costs or expenses incurred by the Roche indemnified parties without Trimeris’ written authorization. Trimeris shall not settle any such claim against Roche unless such settlement fully and unconditionally releases Roche from all liability relating thereto, unless Roche otherwise agrees in writing.

ARTICLE 12. DISPUTE RESOLUTION

12.1 Procedure

(a) Internal Escalation. Unless otherwise explicitly set forth in this Agreement, in the event that the Parties are unable to resolve any dispute, controversy or claim arising out of, or in relation to this Agreement, or the breach, termination or invalidity thereof (collectively “Issue”), the Parties shall first refer such Issue to the Head of Roche Partnering and to the Chief Executive Officer of Trimeris. In the event that such Issue cannot be resolved by these individuals after a good faith discussion to resolve the issue, then either Party may initiate arbitration in accordance with this subsection under the guidelines of AAA in New York City, New York, under the commercial rules then in effect for AAA, except as provided for herein.

(b) Procedure. A Party shall notify the other in writing should it intend to initiate arbitration. The Parties shall select, by mutual agreement, one arbitrator within a time period of thirty (30) days after receipt of such notice. Should no arbitrator be chosen within the above period, the AAA shall appoint the arbitrator within thirty (30) days after the end of such period. Within thirty (30) days after selection of such arbitrator, each Party shall submit to the arbitrator a proposed resolution of the Issue and the reasons for proposing the resolution. Should either Party desire, a joint meeting before the arbitrator shall be held within thirty (30) days after the end of the above resolution submission period.

Within thirty (30) days after the later of (i) the end of the resolution submission period or (ii) holding of the joint meeting, the arbitrator shall decide the matter by selecting only one of such resolutions, and shall have no authority to modify its proposed terms.

(c) Unless otherwise agreed to by the Parties, the arbitrator shall make such decision based on the following factors in descending order of importance: (a) consistency with the provisions of this Agreement; (b) consistency with the intent of the Parties as reflected in this Agreement; and (c) customary and reasonable provisions included in comparable agreements. The decision of the arbitrator will be binding upon the Parties without the right of appeal, and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.2 Cost. The Parties shall share equally the reasonable documented cost of such arbitration proceeding, but not the individual cost of the Parties in participating in such proceeding.

13.	MISCELLANEOUS

13.1 Disclosure of Agreement and Press Releases and Technical Information. Neither Party will disclose the existence, terms or conditions of this Agreement to any third party or issue any press release relating to the existence, terms and conditions of this Agreement for any purpose without the prior written consent of the other Party, except as required by law (including without limitation any regulatory agency, such as the SEC, or commission of competent jurisdiction).

13.2 Force Majeure. If either Party shall be delayed, interrupted or prevented with respect to the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any similar cause beyond such Party’s control, such Party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention.

Within fifteen (15) days after the beginning of the force majeure, the Party invoking its force majeure rights must notify the other Party of this fact in accordance with Section 13.5. The other Party must also be notified of the termination of the force majeure within fifteen (15) days after such termination. If the force majeure renders either of the required notifications impossible, notification must be given as soon as possible.

13.3 Bankruptcy. In the event that Trimeris shall become insolvent, shall make an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is filed), all rights and licenses granted under or pursuant to this Agreement by Trimeris to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that Roche, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

13.4 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

13.5 Notices. Any notice or communication (including invoices) required to be given hereunder shall be in writing and shall be considered properly given when (a) personally delivered or sent by telefax (other than for invoices) or overnight mail with a confirmation copy, (b) three (3) business days after being sent by certified or registered mail to the respective address of a Party, or (c) the next business day after being sent by overnight mail or overnight courier as follows:

If to Roche:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070 Basel Switzerland
Att.: Corporate Law

and

Hoffmann-La Roche Inc.
430 Kingsland Street
Nutley, New Jersey 70110, USA
Attn.: Corporate Secretary

or any other address that Roche may advise in writing;

If to Trimeris:	Trimeris, Inc.
2530 Meridian Parkway, Second Floor
Durham, North Carolina 27713, USA
Attn.: CEO

or any other address that Trimeris may advise in writing.

13.6 No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party. Each Party shall be an independent contractor, not an employee or partner of the other Party. Each Party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

13.7 Entire Agreement. This Agreement (including its Appendix) constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous agreements, whether oral or written, including the Previous Agreement. This Agreement can only be changed or modified by written agreement of the Parties.

13.8 Captions. The captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

13.9 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

13.10 Assignment. Each Party shall have the right, upon notice to the other Party, to assign this Agreement to an Affiliate or, in the case of a sale or transfer by such Party of all or substantially all of its business or assets relating to the subject matter of this Agreement, whether by merger, sale of stock, sale of assets or otherwise, to the purchaser or transferee of all or substantially all of such business or assets, but this Agreement shall otherwise not be assignable without prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of successors and permitted assigns of the Parties hereto, provided that the assigning Party shall remain primarily liable for the performance of its obligations hereunder and shall require that any assignee agree to be bound by the terms and obligations of this Agreement.

13.11 Law. This Agreement will be interpreted in accordance with the laws of the state of New York.

13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Trimeris and Roche have caused this Agreement to be duly executed by their authorized representatives on the dates written below.

Trimeris, Inc.		Hoffmann-La Roche Inc.

By:	/s/ Martin Mattingly	By:	/s/ Ivor Macleod

Title:	Chief Executive Officer	Title:	Vice President and Chief Financial Officer

Date:	May 25, 2011	Date:	May 25, 2011

F. Hoffmann-La Roche Ltd

By:	/s/ Christop Sorry	By:	/s/ Stefan Arnold

Title:	Global Alliance Director	Title:	Head Legal Pharma

Date:	May 25, 2011

Appendix A

Trimeris Patents

List of U.S. and Canadian T-20 Patents and Expiration Dates

Patent No.	Issue Date	Title	Expiration Date

U.S. Pat. No. 5,464,933	11/7/95	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2013

U.S. Patent No. 6,133,418	10/17/00	Synthetic Peptide Inhibitors of HIV Transmission	11/17/2014

U.S. Patent No. 6,475,491	11/5/02	Treatment of HIV and Other Viral Infections Using Combinatorial Therapy	6/7/2015

U.S. Patent No. 6,861,059	3/1/05	Methods and Compositions for Treatment of HIV-1 Infection Using Antiviral Compounds in Simultaneous or Sequential Combinations	9/9/2015

Canadian Patent No. 2,224,008	8/18/09	Treatment of HIV and Other Viral Infections Using Combinatorial Therapy	6/6/2016

U.S. Patent No. 6,281,331	8/28/01	Methods and Compositions for Peptide Synthesis	3/23/2018

U.S. Patent No. 6,015,881	1/18/00	Methods and Compositions for Peptide Synthesis	3/23/2018

U.S. Patent No. 6,824,783	11/30/04	Methods for Inhibition of Membrane Fusion-Associated Events, Including HIV Transmission	11/30/2021

List of T-20 Non-US or Canadian Patents and Expiration Dates

Country/Patent No.	Issue Date	Title	Expiration

Chile Patent No. 1413-2004	11/25/09	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2013

Australia Patent No. 692777	11/5/98	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2014

Japan Patent No. 4205159	10/24/08	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2014

Monaco Patent No. 0774971	4/13/05	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2014

New Zealand Patent No. 267803	7/8/99	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2014

S. Korea Patent No. 0355407	9/24/02	Synthetic Peptide Inhibitors of HIV Transmission	6/7/2014

Australia Patent No. 723537	12/14/00	Treatment of HIV and Other Viral Infections Using Combinatorial Therapy	6/6/2016

Mexico Patent No. 256541	4/22/08	Treatment of HIV and Other Viral Infections Using Combinatorial Therapy	6/6/2016

New Zealand Patent No. 311319	5/12/00	Treatment of HIV and Other Viral Infections Using Combinatorial Therapy	6/6/2016

S. Korea Patent No. 0571215	4/7/06	Treatment of HIV and Other Viral Infections Using Combinatorial Therapy	6/6/2016

Austria Patent No. 0774971	1/19/06	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

Country/Patent No.	Issue Date	Title	Expiration

Belgium Patent No. 0774971	6/2/07	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

Denmark Patent No. 0774971	5/5/08	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

France Patent No. 0774971	10/30/09	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

Germany Patent No. 69434335	9/26/05	Synthetic Peptide Inhibitors of HIV Transmission	5/27/2018

Greece Patent No. 3053602	9/21/06	Synthetic Peptide Inhibitors of HIV Transmission	5/1/2018

Ireland Patent No. 0774971	4/9/09	Synthetic Peptide Inhibitors of HIV Transmission	9/24/2018

Italy Patent No. 0774971	9/20/05	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

Luxembourg Patent No. 0774971	6/20/05	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

Netherlands Patent No. 0774971	6/13/05	Synthetic Peptide Inhibitors of HIV Transmission	4/29/2018

Portugal Patent No. 0774971	8/9/05	Synthetic Peptide Inhibitors of HIV Transmission	5/1/2018

Spain Patent No. 0774971	12/23/08	Synthetic Peptide Inhibitors of HIV Transmission	4/30/2018

Sweden Patent No. 0774971	10/0/06	Synthetic Peptide Inhibitors of HIV Transmission	4/29/2018

Switzerland Patent No. 0774971	2/29/08	Synthetic Peptide Inhibitors of HIV Transmission	4/29/2018

Country/Patent No.	Issue Date	Title	Expiration

UK Patent No. 0774971	9/5/05	Synthetic Peptide Inhibitors of HIV Transmission	4/29/2018

Australia Patent No. 751358	11/28/02	Methods and Compositions for Peptide Synthesis	3/22/19

Austria Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

Belgium Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

China Patent No. Z199806431.9	4/23/08	Methods and Compositions for Peptide Synthesis	3/22/19

Denmark Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

France Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

Germany Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

India Patent No. 224303	10/10/08	Methods and Compositions for Peptide Synthesis	3/22/19

Ireland Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

Italy Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

Japan Patent No. 4602547	10/8/10	Methods and Compositions for Peptide Synthesis	3/22/19

Mexico Patent No. 254761	2/15/08	Methods and Compositions for Peptide Synthesis	3/22/19

Country/Patent No.	Issue Date	Title	Expiration

Netherlands Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

New Zealand Patent No. 507083	2/9/04	Methods and Compositions for Peptide Synthesis	3/22/19

South Korea Patent No. 0633214	9/29/06	Methods and Compositions for Peptide Synthesis	3/22/19

Spain Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

Switzerland Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19

Taiwan Patent No. I233931	6/11/05	Methods and Compositions for Peptide Synthesis	3/23/19

United Kingdom Patent No. 1071442	7/6/05	Methods and Compositions for Peptide Synthesis	3/22/19